EXHIBIT 99
NEWS RELEASE
FOR IMMEDIATE RELEASE / THURSDAY, DECEMBER 2, 2004
Contact: Chad Hyslop (208) 331-8400
chyslop@americanecology.com     www.americanecology.com
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               RICHARD RIAZZI APPOINTED TO AMERICAN ECOLOGY BOARD

     BOISE, Idaho - Rotchford L. Barker, Chairman of the Board of Directors of American Ecology Corporation [NASDAQ: ECOL], today announced that Richard Riazzi was appointed to serve as the 8th member of the Corporation's Board of Directors. The Corporation bylaws provide for up to 9 Directors.

     Riazzi, 50, joins Barker, David B. Anderson, Roy C. Eliff, Edward F. Heil, Stephen M. Schutt, General Jimmy D. Ross (USA Retired) and President and Chief Executive Officer Stephen A. Romano on the Board.

     "American Ecology is delighted to add an individual of Richard Riazzi's entrepreneurial business experience to our Board of Directors," Barker stated, adding "By joining the Board at this time, the Company will immediately benefit from his contributions."

     Riazzi brings experience in the start-up and growth of several successful energy companies. Most recently, Riazzi served as Executive Vice President of IDACORP, Inc., an energy and technology holding company located in Boise, Idaho, and President and Chief Executive Officer of IDACORP Energy, L.P. Riazzi previously served as Vice President of Corporate Marketing for Equitable Resources, Inc., an integrated natural gas products and energy services company headquartered in Pittsburgh, Pennsylvania.

     "I look forward to working with Rich as we execute and expand American Ecology's growth initiatives," said President and CEO Stephen Romano.


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     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services Company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the company can successfully implement its growth strategy, generate future earnings, or prevail in pending litigation. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K, and most recent Form 10-Q filed with the Securities and Exchange Commission.

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